    As filed with the Securities and Exchange Commission on January 20, 2000

                                                      Registration No. 333-89365
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                               ------------------

                                 AMENDMENT NO. 2

                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------


                       INKINE PHARMACEUTICAL COMPANY, INC.

             (Exact name of registrant as specified in its charter)


                         NEW YORK                                                13-3754005
(State or other jurisdiction of incorporation organization)         (I.R.S. Employer Identification No.)


   1720 WALTON ROAD, SUITE 200, BLUE BELL, PENNSYLVANIA 19422, (610) 260-9350
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             -----------------------


                          LEONARD S. JACOB, M.D., PH.D.
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                       INKINE PHARMACEUTICAL COMPANY, INC.
                    1720 WALTON ROAD, BLUE BELL, PENNSYLVANIA
          19422, (610) 260-9350 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             -----------------------


                        Copies of all communications to:

                            CHARLES C. ZALL, ESQUIRE
                         SAUL, EWING, REMICK & SAUL LLP
     1500 MARKET STREET, 38TH FLOOR, PHILADELPHIA, PENNSYLVANIA 19102-2186,
                                 (215) 972-7701





APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[x]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ] ___________________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ] ____________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]





================================================================================

PROSPECTUS

                                3,069,229 SHARES

                       INKINE PHARMACEUTICAL COMPANY, INC.

                    COMMON STOCK, PAR VALUE $.0001 PER SHARE



         The shareholders named on page 12 are selling up to 3,069,229 shares of InKine's stock.



         InKine's common stock is traded on the Nasdaq SmallCap Market under the symbol "INKP". On January 14, 2000, the reported closing price of the common stock was $3.0625 per share. InKine's principal executive offices are located at 1720 Walton Road, Suite 200, Blue Bell, PA 19422, and its telephone number is
(610) 260-9350.


                           --------------------------

       THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                    BEGINNING ON PAGE 1 OF THIS PROSPECTUS.
                           --------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.








                 THE DATE OF THIS PROSPECTUS IS JANUARY 20, 2000

                                TABLE OF CONTENTS


RISK FACTORS............................................................       1


RECENT EVENTS...........................................................      10


USE OF PROCEEDS.........................................................      10


SELLING SHAREHOLDERS....................................................      11


PLAN OF DISTRIBUTION....................................................      12


AVAILABLE INFORMATION...................................................      13


INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.........................      13


LEGAL MATTERS...........................................................      14


EXPERTS.................................................................      14

                                  RISK FACTORS


         Investing in our common stock is very risky. You should be able to bear a complete loss of your investment. This prospectus and the documents included in this prospectus contain forward-looking statements that involve risks or uncertainties. Actual events or results may differ from those discussed in this prospectus and the documents included in this prospectus. Factors that could cause or contribute to such differences include, but are not limited to, the factors discussed below as well as those discussed elsewhere in this prospectus and in the documents included in this prospectus.



IF WE DO NOT OBTAIN ADDITIONAL CAPITAL IN THE NEAR TERM, THEN WE MAY NOT BE ABLE TO CONTINUE OUR OPERATIONS BEYOND JUNE 30, 2000.



         We need substantial additional capital to develop, manufacture and market our proposed products. Specifically, we will spend funds for the following:


         - Researching and developing its proposed products, including participating in human clinical trials and animal studies conducted before clinical trials;

         -        Seeking necessary approvals from the government;

         -        Developing manufacturing and distribution capabilities; and


         -        Funding our growth as a company.



         We believe that our current capital resources will fund our operations through June 30, 2000. Our future capital requirements will depend on a variety of factors. For example, if we experience continued progress in our research and development activities, or if we determine that it is necessary to prosecute and enforce our patents, we will require additional capital. In addition, our future marketing activities will affect our future capital requirements. Because we have no experience in marketing our products, we have no experience in predicting how much capital will be necessary to successfully complete our marketing plans. If we fail to accurately predict our future capital requirements, we may be unable to continue our operations.








         We regularly seek funding for our operations from a variety of sources, including public and private securities offerings, loans and joint arrangements with partners. We currently do not possess a commitment to obtain additional funding, and we may never receive additional funding in the future. If we fail to obtain additional funding, we will delay, scale back or eliminate our research and development activities or enter into arrangements with others to develop and market certain proposed products that we may otherwise have developed ourselves.



WE HAVE NOT GENERATED ANY REVENUE TO DATE. IF WE CONTINUE TO INCUR SUBSTANTIAL LOSSES, THEN THE VALUE OF OUR COMMON STOCK IS LIKELY TO BE REDUCED. ALSO, WE MAY NEVER ACHIEVE A PROFITABLE LEVEL OF OPERATION.

         To date, we have engaged solely in the research and development of proposed drug products. We have not generated any revenue from product sales or royalties and will not do so until the U.S. Food and Drug Administration, or FDA, has approved our products and we manufacture and market them successfully. We have incurred losses in each year since our inception on July 1, 1993. As of June 30, 1999, we had an accumulated deficit of approximately $23.1 million.



         Our proposed products are in various stages of development and require significant research, development and testing. We must obtain all of the necessary government approvals for our products before we can sell any proposed product. As a result, we believe our losses will increase further in the foreseeable future as we develop our products.



         If our research spending in the foreseeable future is greater than potential sales revenue, then we may never be able to conduct our operations at a profit. Our common stock is likely to decrease in value if we are unable to generate profits or if the market believes that we are unable to do so.



         We have granted or committed to grant shares and options to founding scientists and consultants when we achieve agreed upon product development goals. These goals relate to our filing applications with the FDA, and achieving agreed upon sales targets. As a result, our potential earnings per share will decrease because of the necessary accounting treatment of these options.






IF WE DO NOT OBTAIN REQUIRED APPROVALS FROM THE GOVERNMENT, THEN WE MAY NOT SUCCESSFULLY MARKET OR SELL OUR PRODUCTS.



         The FDA requires multiple stages of tests, known as phase I, II and III clinical trials, on all pharmaceutical products. In addition, the FDA must confirm that our drug manufacturers are complying with applicable federal regulations.

The process to obtain government approvals of a pharmaceutical product takes many years and requires substantial resources.



         The FDA may delay or deny the approval of our proposed products. If the FDA delays or denies approval of a proposed product, then we may delay or stop marketing this product. We do not believe we are subject to risks which are materially different than other pharmaceutical companies seeking FDA approval, but the process of obtaining FDA approval is expensive, time-consuming and often filled with unexpected problems. Even if we receive approval of a product candidate, the FDA may limit and restrict the drug's use and may subject our products to continuous review. If we fail to comply with any applicable regulatory requirements, the FDA could impose penalties on us, including:


         -        warning letters;

         -        fines;

         -        withdrawal of regulatory approval;

         -        product recalls;

         -        operating restrictions;

         -        injunctions; and

         -        criminal prosecution.

         1.       FDA marketing approval:


                  We submit the results of our scientific studies, commonly referred to as preclinical studies, to the FDA as part of an investigational new drug application, commonly referred to as an IND. An IND is a summary document describing the drug product, the safety of the drug product and the filer's proposed use of the drug product. After the FDA approves the IND, we will conduct human clinical trials (phase I, II and III). We then submit the results of these trials to the FDA as part of a new drug application, or NDA. The FDA requires the filing of the NDA, which summarizes all human clinical and manufacturing experiences of the drug. The FDA approves a drug on the basis of the NDA. After we file the NDA, the FDA may approve the product for marketing, require additional testing or deny the application.


         2.       FDA manufacturing approval:


                  The FDA requires pharmaceutical companies to include detailed manufacturing information in an NDA. The FDA has mandated that all manufacturing facilities and processes comply with good manufacturing practices, or GMP. GMP is a body of federal regulations and guidelines that govern the manufacture of drugs for human use. For example, all manufacturers must pass manufacturing plant inspections and provide records of detailed manufacturing processes. Among other things, drug manufacturers must demonstrate that:


         - the drug product can be consistently manufactured at the same quality standard;

         -        the drug product is stable over time; and

         - the level of chemical impurities in the drug product are under a designated level.


                  For example, the FDA has not approved our manufacturing process for DIACOL(TM). DIACOL(TM) is one of our proposed products that is taken in tablet form and used to clean the colon for medical purposes. The FDA may delay or prevent us from marketing DIACOL(TM) if we do not consistently manufacture appropriate amounts of DIACOL(TM) or cannot repeat the manufacturing process used to manufacture the phase III clinical trial batches of DIACOL(TM).


         3.       FDA oversight after product approval:


                  The FDA will regulate us after a product has been approved. The FDA may require post-marketing testing and surveillance to monitor the effects of an approved drug product. The FDA may also place conditions on any approvals that could restrict the sale or use of a product.


         4.       Status of our products in the FDA approval process:


                  Our proposed products are in various stages of development and in various stages of the FDA approval process, as set forth below:



         - DIACOL(TM). We have completed a phase I, IIb, and two phase III clinical trials for DIACOL(TM). We submitted a NDA for DIACOL(TM) to the FDA on November 23, 1999. We are awaiting FDA approval to begin marketing DIACOL(TM). Pending the FDA's approval of DIACOL, we are developing plans for the manufacture and marketing of DIACOL. Although we do not know what the FDA's response to our NDA will be, we hope to implement these plans shortly after the FDA responds.



         - CBP-1011. We developed CBP-1011 as a compound for the treatment of idiopathic thrombocytopenic purpura, or ITP, an autoimmune disease which causes spontaneous bleeding. CBP-1011 is currently in phase III clinical trials. We refer to CBP-1011 and certain related products as the Fc receptor technology.



         - Thrombospondin technology products. We have acquired an exclusive worldwide license to a cancer treatment technology known as the thrombospondin technology. We are evaluating a number of product opportunities utilizing the thrombospondin technology in the area of cancer treatment, which are in the early stages of development (before phases I, II and III). We have not begun human clinical trials for these products.



         We may never receive FDA approval for any of these products, and without FDA approval, we may not manufacture, market or sell these products.



IF WE DO NOT DEVELOP AND MAINTAIN RELATIONSHIPS WITH MANUFACTURERS, THEN WE MAY NOT SUCCESSFULLY MANUFACTURE AND SELL OUR PRODUCTS.



         We do not possess the capabilities, resources or facilities to manufacture any of our proposed products. We must contract with manufacturers to produce our proposed products according to government regulations. Our future development and delivery of our products on a timely, profitable and competitive basis depends on the performance of these manufacturers. A limited number of manufacturers exist which are capable of manufacturing our proposed products. We may fail to contract with the necessary manufacturers or we may contract with manufacturers on terms which may not be entirely acceptable to us.



         Manufacturers may utilize their own technology, our technology or technology obtained from others in developing a manufacturing process for our products. We may pay a fee to the manufacturer if we utilize the manufacturing process that the manufacturer has developed or if we seek a third party to participate in the development process.



         We have retained Pharmaceutical Manufacturing Research Services, a manufacturing development company, to develop a manufacturing process for DIACOL(TM) which meets FDA requirements. We are currently seeking an appropriate manufacturer to produce CBP-1011 and other proposed products. We may be unable to develop a cost-effective manufacturing process for these products.



IF WE DO NOT DEVELOP AND MAINTAIN EITHER INTERNAL OR EXTERNAL MARKETING CAPABILITIES, THEN WE MAY NOT SUCCESSFULLY SELL OUR PRODUCTS.



         We have no experience in marketing, distributing and selling pharmaceutical products. We may contract with third parties which specialize in marketing, selling and distributing pharmaceutical products or try to build an internal sales and marketing operation. If we choose to utilize third parties for sales and marketing, then we may exert limited control over these third parties and the amount and timing of resources which they devote to our products. We may not achieve our desired amount of revenue from product sales if these third parties fail to market and sell our products effectively.



         We may establish an internal sales and marketing force. If we choose to follow this strategy, then we will have to spend significant additional funds and devote significant resources and time to establish this internal sales and marketing force. Because of our inexperience in these areas, however, we may not successfully implement an internal sales and marketing force which is competitive or cost effective.



         We may choose to license our products to others to market, or circumstances may force us to license our products if we do not develop adequate manufacturing and marketing capabilities. If we license our products, we will receive less revenue and may realize less profit.




IF WE CANNOT DEVELOP AND MARKET OUR PRODUCTS AS RAPIDLY OR COST-EFFECTIVELY AS OUR COMPETITORS, THEN WE WILL NOT BE ABLE TO CONDUCT OUR OPERATIONS AT A PROFIT.



         We are developing products that will compete in three very competitive segments of the pharmaceutical industry. The three segments are those which include (i) DIACOL(TM), (ii) CBP-1011, and (iii) the thrombospondin technology. Based on total assets and revenues, we are significantly smaller than the majority of our competitors in these segments. Therefore, we may encounter significant competition with respect to each of our potential products, primarily from the following competitors:


                               PRODUCT CANDIDATES

                                                                                        Thrombospondin
                     DIACOL(TM)                      CBP-1011                           Technology

COMPETITORS          Braintree Laboratories,         La Jolla Pharmaceutical            Boston Life Sciences,
                       Inc.                            Company                            Inc.
                     C.B. Fleet Company, Inc.        GeneLabs Technologies, Inc.        Entremed, Inc.
                     Schwarz Pharma Inc.             IDEC Pharmaceuticals               Human Genome Sciences
                                                       Corporation
                                                     Immune Response
                                                       Corporation
                                                     Autoimmune, Inc.
                                                     Anergen, Inc.


         The financial strength of our competitors is particularly important in the pharmaceutical industry, where technological innovations occur rapidly. These technological innovations can dramatically affect the price and effectiveness of a product line, and they can render a competing product line obsolete. Our competitors that have strong financial resources may develop competitive products that are cheaper and more effective than our products. These competitive products may render our products unmarketable or non-competitive. Even if our competitors do not develop better and more cost effective products, they may manufacture and market their products more successfully than us. Therefore, our competitors may capture all or a large segment of our market, severely restricting our ability to achieve a profitable level of product sales.



         In addition to our competitors in the pharmaceutical industry, colleges and universities, hospitals, government agencies and other research organizations are conducting research and seeking patent protection for a variety of products which may compete with our products. Any of these organizations could develop products which could render our products obsolete or non-competitive.



IF THE OWNERS OF TECHNOLOGY LICENSED TO US TERMINATE OUR LICENSE AGREEMENTS, THEN THESE OWNERS COULD PREVENT US FROM DEVELOPING, MANUFACTURING OR SELLING THAT PRODUCT COVERED BY THAT LICENSE.



         We have acquired the worldwide exclusive right to market DIACOL(TM), the Fc receptor technology and the thrombospondin technology under various license agreements. Each of the owners of the technology licensed to us may terminate the license prior to its expiration date under certain circumstances, including our failure to comply with commitments related to the development of the products specified in the licenses. For example, some of our licensing agreements require us to spend specific amounts for research and development of our products. If we do not comply with the terms of these agreements, the owners of the licensed technology could demand the return of all rights to the licensed technology, and force us to cease developing, manufacturing or selling the products covered by that license.



IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY, THEN OUR COMPETITORS MAY DEVELOP SIMILAR PRODUCTS WHICH COULD RENDER OUR PRODUCTS OBSOLETE.



         Our success depends, in part, on our ability to develop and maintain a strong patent position for our products and technologies both in the United States and other countries. As with most biotechnology and pharmaceutical companies, our patent position is highly uncertain and involves complex legal and factual questions. Without patent and other protections, other companies could offer substantially identical products for sale without incurring the sizeable development and testing costs that we have incurred. Our ability to recoup these expenditures and realize profits upon sale of product could be diminished.

         The process of obtaining patents can be time consuming and expensive. Even if we spend the necessary time and money, a patent may not issue or it may insufficiently protect the technology it was intended to protect. We can never be certain that we were the first to develop the technology or that we were the first to file a patent application for the particular technology because U.S. patent applications are maintained in secrecy until a patent issues and publications in the scientific or patent literature lag behind actual discoveries.



         Even after the U.S. Patent and Trademark Office issues patent rights to us, our competitors may develop similar or duplicate technologies or design around the patented aspects of our technology, which may decrease sales of our prospective products, therefore causing a negative impact on our profit. Competitors may also challenge our patent rights in court by alleging patent infringement. If we lose a patent infringement suit, third parties may claim significant damages, require us to license the disputed technology or require us to cease using the disputed technology.



         In 1997, the U.S. Patent and Trademark Office issued a patent covering the use of DIACOL(TM) as a colonic cleansing agent or as a laxative. We have filed patent applications for DIACOL(TM) under the Patent Cooperation Treaty which designate Europe and Canada.



         One of our products, CBP-1011 (within the Fc receptor technology), is not patentable. Instead of a patent, we expect that CBP-1011 will receive protection based on FDA designation of Orphan Drug Status, which means the FDA has determined that the number of people affected by the disease to be treated by the drug is less than 200,000, and that having numerous companies compete for the market is unrealistic and likely to harm, rather than help, prospective users of the product. If we receive this designation, we will have an exclusive right to sell CBP-1011 for seven years.



         Patents or patent applications are pending for our TSP-1 peptide, one of the thrombospondin technology compounds. The area of cancer technology is complex and the patents covering our TSP-1 peptide may not be adequate.



         We have also obtained the rights to foreign patents, and intend to apply for additional foreign patents, for other products and technologies. Competitors could challenge or develop around the patents, or the scope of the patents may not be adequate to protect the patented product from competitors. The commercial success of our products will also depend upon our ability to make sure the products do not infringe on patents issued to competitors. We have not conducted a search to determine if there are any patents similar to those covering DIACOL(TM) or the TSP-1 peptide.



         Our employees or scientific consultants may develop inventions or processes independently that may be related to our products. These employees or consultants could claim ownership of these inventions or processes, and these claims could succeed. We may need to enter into protracted and costly litigation to enforce or determine the scope of our proprietary rights.



         Government agencies and academic institutions have funded the development of some of our patented technologies, in particular the thrombospondin technology and the Fc receptor technology. Although we have acquired the rights to use such technology, these agencies or institutions may have rights to the technology or inventions, including rights to the royalty-free use, but not sale, of the invention or technology for our own purposes.



IF WE DO NOT RECEIVE ADEQUATE REIMBURSEMENT FROM THE GOVERNMENT, MANAGED CARE ORGANIZATIONS AND PRIVATE INSURANCE PLANS, THEN SOME PATIENTS MAY BE UNABLE OR UNWILLING TO PURCHASE OUR PRODUCTS AND WE WILL ACHIEVE LESS REVENUE FROM PRODUCT SALES.



         Successful sales of our products in the United States and other countries depends on the availability of adequate reimbursement from the government, managed care organizations and private insurance plans. Pharmaceutical companies often use reimbursement as the basis for determining their sales. In the pharmaceutical industry, unlike other consumer product industries, insurance companies, including managed care organizations, often pay drug manufacturers and distributors directly for their products. In fact, pharmaceutical companies make a majority of their sales to insurance companies and not to consumers. These organizations provide for reimbursement only after considering a number of factors, including product features such as safety, medical necessity, cost and the experimental nature of the product. We will spend significant amounts of time and other resources to obtain reimbursement for our products. The organizations which provide reimbursement routinely limit reimbursement and attempt to exert significant pressure on medical suppliers to lower their prices.



         We cannot predict the amounts or reliability of reimbursement because reimbursement for pharmaceutical products incorporating new technology is historically unpredictable in the pharmaceutical industry. Additionally, reimbursement varies from country to country. We do not know whether our products will qualify for reimbursement from domestic or foreign reimbursement sources.



IF THE HOLDERS OF OUR OUTSTANDING OPTIONS AND WARRANTS EXERCISE SUCH OPTIONS AND WARRANTS, THEN THE MARKET PRICE OF THE COMMON STOCK MAY DROP.



         We have a total of approximately 11 million options and warrants outstanding. Options and warrants give the holder the right to purchase shares of a company's stock in the future for a predetermined price which may or may not be below the current market value of the company's stock at the time the option or warrant is exercised. In addition, we can issue an additional 1.9 million options pursuant to our option plans. To date, option and warrant holders have exercised approximately 843,000 options and warrants in the aggregate at prices ranging from $0.50 to $1.37. We believe that option holders and warrant holders may exercise options and warrants when we are able to obtain additional financing on more favorable terms. The exercise of these outstanding warrants and options and the sale of the related shares may cause our common stock price to drop.

IF OUR COMMON STOCK CONTINUES TO BE VOLATILE AND THINLY TRADED, THEN OUR SHAREHOLDERS MAY NOT BE ABLE TO SELL THEIR SHARES WHEN DESIRED.



         The market price of our common stock, similar to other development-stage public pharmaceutical or biotechnology companies, has been volatile and may remain volatile for the foreseeable future. Our shareholders may not sell their shares when they desire because the stock price is highly volatile and the stock is not widely traded. For example, the number of our shares theoretically available for sale in any one day is approximately 19,400,000 shares and its average daily trading volume has historically been approximately 146,000 shares. If our stock continues to trade thinly, our shareholders may not be able to sell their shares when desired.



IF WE DO NOT MAINTAIN THE NECESSARY STANDARDS FOR LISTING ON THE NASDAQ SMALLCAP MARKET, THEN OUR SHAREHOLDERS MAY NOT BE ABLE TO SELL THEIR SHARES WHEN DESIRED.



         Our common stock is listed on the Nasdaq SmallCap Market. We must meet specific requirements to maintain our listing. For example, Nasdaq requires a minimum bid price of $1.00 per share. On several occasions in the first two quarters of fiscal year 1999, the price of our common stock dropped below $1.00. We were not removed from Nasdaq on these occasions. If the stock price drops below $1.00 in the future, Nasdaq may remove us from listing.



         If Nasdaq removes our stock from listing, our shareholders would trade their shares in the over-the-counter market or electronic bulletin board, commonly referred to as the "pink sheets". Our shareholders may have difficulty selling their shares when they desire or obtaining accurate price quotations if their shares trade on the pink sheets rather than Nasdaq.



         If Nasdaq removes our stock from listing and its price is below $5.00 per share, these events will trigger the SEC's so called "penny stock" rules. These rules impose additional sales practice requirements on broker-dealers who sell these securities to certain purchasers. The broker-dealers must make a special suitability determination for the purchase and must obtain the purchaser's written consent to the transaction prior to sale. If Nasdaq removes our stock from listing and we become subject to the penny stock rules, broker-dealers and shareholders of ours may not be able to sell their shares when desired.



IF WE DO NOT HAVE ADEQUATE INSURANCE FOR PRODUCT LIABILITY CLAIMS, WE MAY BE SUBJECT TO SIGNIFICANT EXPENSES RELATING TO THESE CLAIMS.



         We are subject to significant product liability risks relating to the testing, manufacturing and sale of the products we are developing. These risks include:



         - Our proposed products could cause undesirable side effects or injury during clinical trials;



         - Our products could cause undesirable side effects or injury when sold; or

         - We may agree to reimburse others that incur liability relating to our product.



         We currently maintain insurance for product liability claims in the amount of $10,000,000 per occurrence and $10,000,000 in the aggregate. We have no way of knowing if these amounts will be adequate to cover any product liability claims filed against us. If we do not or cannot maintain adequate insurance coverage, we may incur a significant liability if a product liability claim arises.



IF OUR CERTIFICATE OF INCORPORATION AND NEW YORK LAW CONTINUE TO CONTAIN PROVISIONS THAT DISCOURAGE POTENTIAL TAKEOVERS, THEN OUR SHAREHOLDERS MAY NOT RECEIVE A PREMIUM FOR THEIR SHARES IN A TAKEOVER SITUATION AND WILL BE SUBJECT TO CERTAIN RESTRICTIONS ON VOTING AND OTHER RIGHTS.



         Our board of directors has the right, granted under our certificate of incorporation, to authorize certain preferred stock which may have a variety of terms, commonly known as blank check preferred stock. The board of directors may designate the rights and preferences of this stock without shareholder approval. If the directors authorize and issue this stock, potential purchasers of the company may be unable to purchase the common stock at a premium over its market price. In addition, the board of directors issuing this stock could have a negative impact on the market price of the stock, and the voting rights and other rights of the holders of the common stock.



         New York corporate law places restrictions on transactions with beneficial owners of 20% or more of the outstanding voting shares of a corporation. These restrictions could reduce the potential that a third party will attempt a takeover of us and therefore reduce the chances of shareholders receiving a premium for their shares over the market price.

                                  RECENT EVENTS


         On September 20, 1999, InKine sold a total of 2,307,691 shares of common stock and warrants to purchase 761,538 shares of common stock to The Tail Wind Fund, Ltd., Resonance Limited, Oxford Bioscience Partners II L.P. and Oxford Bioscience Partners (Bermuda) II Limited Partnership for a total purchase price of $3 million. The selling shareholders may exercise the warrants at $1.78 per share at any time before September 20, 2003. InKine agreed to file the registration statement, of which this prospectus is a part, which enables the selling shareholders to sell their shares, including the shares obtained on the exercise of the warrants. InKine also agreed to reimburse the selling shareholders for liability InKine causes by making any untrue statements of material fact or failing to state a material fact in this registration statement.



                                 USE OF PROCEEDS


         The selling shareholders will receive all of the proceeds from the sale of the shares of common stock.

                              SELLING SHAREHOLDERS


         The table below describes the amount of common stock owned by the selling shareholders on January 14, 2000 and the number of shares of common stock the selling shareholders are selling under this prospectus.



                                                                                 PERCENTAGE OF     PERCENTAGE OF
                                                                  SHARES          SHARES OWNED      SHARES OWNED
                                                 SHARES           OFFERED           PRIOR TO            AFTER
        SELLING SHAREHOLDERS                    OWNED(1)         HEREBY(1)         OFFERING(2)       CLOSING(2)
        --------------------                    --------         ---------         -----------       ----------
The Tail Wind Fund, Ltd.                      2,046,153(3)     2,046,153(3)            7.7%               0

Resonance Limited                               511,538(4)       511,538(4)            1.9%               0

Oxford Bioscience Partners II L.P.            2,042,406(5)(6)    292,406(5)            7.6%             6.6%

Oxford Bioscience Partners (Bermuda)          1,969,132(8)       219,132(7)            7.4%             6.6%
   II Limited Partnership

----------

(1) Assumes the exercise of all outstanding warrants owned by the selling shareholders.


(2) Based on shares of common stock outstanding as of January 14, 2000 and includes 761,538 shares of common stock which are issuable upon the exercise of outstanding warrants owned by the selling shareholders.


(3) Includes 507,692 shares of common stock which are issuable upon the exercise of outstanding warrants owned by the selling shareholder.

(4) Includes 126,923 shares of common stock which are issuable upon the exercise of outstanding warrants owned by the selling shareholder.

(5) Includes 72,552 shares of common stock which are issuable upon the exercise of outstanding warrants owned by the selling shareholder.

(6)      This information is presented in reliance on information disclosed in a
         Schedule 13-G filed by this selling shareholder, and includes 749,665 shares of common stock held by Oxford Bioscience Partners (Bermuda) II Limited Partnership, an affiliate of the selling shareholder.

(7) Includes 54,371 shares of common stock which are issuable upon the exercise of outstanding warrants owned by the selling shareholder.

(8)      This information is presented in reliance on information disclosed in a
         Schedule 13-G filed by this selling shareholder, and includes 1,000,335 shares of common stock held by Oxford Bioscience Partners II L.P., an affiliate of the selling shareholder.

                              PLAN OF DISTRIBUTION



         InKine is registering all of the shares on behalf of the selling shareholders. InKine will receive no proceeds from this offering. "Selling shareholders," as used in this prospectus, includes anyone who receives the shares from the named selling shareholders after the date of this prospectus. The selling shareholders may sell their shares from time to time. The selling shareholders will act independently of InKine in making decisions about the timing, manner and size of each sale. The selling shareholders may sell shares on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling shareholders may use one or more, or a combination, of the following methods to sell their shares:


         - purchases by a broker-dealer as principal and the resale by such broker or dealer for its account pursuant to this prospectus;

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         - block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         -        in options transactions; and

         - for shares that qualify for resale under Rule 144 of the Securities Act of 1933, or the Securities Act, under that rule rather than this prospectus.

         The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling shareholders. The selling shareholders also may sell shares short and redeliver the shares to close out these short positions. The selling shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer these shares through this prospectus. The selling shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares by use of this prospectus.


         In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the selling shareholders in amounts to be negotiated immediately prior to the sale. In offering the shares covered by this prospectus, the selling shareholders and any broker-dealers who execute sales for the selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling shareholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Because the selling shareholders may be deemed to be underwriters, they will be subject to the prospectus delivery requirements of the Securities Act. The selling shareholders have advised InKine that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares. No underwriter or coordinating broker is acting in connection with the selling shareholders proposed sale of shares.



         The selling shareholders will sell their shares only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in some states the selling shareholders may not sell their shares unless the shares have been registered or qualified for sale in the applicable state or the selling shareholders comply with an available exemption from the registration or qualification requirements.



         Under applicable rules and regulations of the Securities Exchange Act of 1934, or the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to InKine's common stock for a period of two business days before the commencement of this distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of the selling shareholders' purchases and sales of shares of InKine's common stock. InKine will make copies of this prospectus available to the selling shareholders and has informed the selling shareholders of the need for delivery of copies of this Prospectus to potential purchasers at or before the time of any sale of the shares.


         InKine will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act.

         InKine has agreed to reimburse in certain circumstances the selling shareholders against certain liabilities, including liabilities under the Securities Act. The selling shareholders have agreed to reimburse in certain circumstances InKine and certain related persons against certain liabilities, including liabilities under the Securities Act.

                              AVAILABLE INFORMATION


         InKine has filed a registration statement, of which this prospectus is a part, and related exhibits with the SEC pursuant to the Securities Act. The registration statement contains additional information about InKine and InKine's common stock. InKine also files annual and quarterly reports, proxy statements and other information with the SEC. You may read and copy the registration statement or any other document InKine files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.


         The SEC also maintains a website that contains reports, proxy and information statements, and other information that InKine has filed electronically. The SEC's website is located at http://www.sec.gov.



                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The SEC allows InKine to "incorporate by reference" the information InKine provides in documents filed with the SEC, which means that InKine can disclose important information by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that InKine later files with the SEC, modifies and replaces this information. InKine incorporates by reference the following documents InKine has filed with the SEC:

         1.       annual report on Form 10-K for the year ended June 30, 1999;

         2.       current report on Form 8-K filed on October 1, 1999;

         3. proxy statement, dated October 8, 1999 for InKine's 1999 annual meeting of shareholders; and

         4. The description of InKine's common stock, which is registered under Section 12 of the Exchange Act, contained in InKine's registration statement on Form 8-A, including any amendments or reports filed for the purpose of updating such description.


         All documents InKine has filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus will become a part of this prospectus.



         To receive a free copy of any of the documents incorporated by reference in this prospectus call or write Robert F. Apple, Senior Vice President and Chief Financial Officer, InKine Pharmaceutical Company, Inc., 1720 Walton Road, Suite 200, Blue Bell, PA 19422, telephone (610) 260-9350. InKine will not send exhibits to the documents unless those exhibits have been specifically incorporated by reference in this prospectus.



         You should rely only on the information incorporated by reference or included in this prospectus or the applicable prospectus supplement. InKine has not authorized anyone else to provide you with different information. The selling shareholders may only use this prospectus to sell securities if a prospectus supplement is delivered with the prospectus, to the extent one is required. The selling shareholders are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates set forth on the front of these documents.



                                  LEGAL MATTERS

         Saul, Ewing, Remick & Saul LLP, Philadelphia, Pennsylvania, will pass upon the validity of the shares of common stock offered in this prospectus for InKine.


                                     EXPERTS

         The financial statements of InKine as of June 30, 1999 and 1998, and for the years then ended and for the period from July 1, 1993 (commencement of operations) through June 30, 1999 included in InKine's 1999 annual report on Form 10-K, have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, also incorporated by reference in this prospectus, and upon the authority of KPMG LLP as experts in accounting and auditing.

         The statements of operations, changes in shareholders' equity and cash flows of InKine for the year ended June 30, 1997 and for the period (not separately presented in the Form 10-K) from July 1, 1993 (inception) to June 30, 1997 contained in InKine's annual report on Form 10-K for the fiscal year ended June 30, 1999, incorporated by reference in this prospectus and in the registration statement, have been audited by Richard A. Eisner & Company, LLP, independent auditors, and are incorporated by reference in this prospectus in reliance upon such report given upon the authority of Richard A. Eisner & Company, LLP as experts in accounting and auditing.

         You should rely only on the information contained in this prospectus or incorporated by reference. InKine has not authorized anyone to provide you with additional or different information. InKine is not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the date of delivery of this prospectus or the date of any sale of the securities.



                                    3,069,229

                       INKINE PHARMACEUTICAL COMPANY, INC.


                                  Common Stock

                               ------------------

                                   Prospectus
                               ------------------




                                January 20, 2000

                                     PART II


               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


         InKine will pay the following expenses incurred in connection with the sale of the securities registered under this registration statement. Other than the SEC registration fee, the amounts stated are estimates.


SEC registration fee .......................................             $ 1,409
Accounting fees and expenses ...............................              10,000
Legal fees and expenses ....................................              25,000
Printing ...................................................               3,000
Miscellaneous expenses .....................................               2,000
                                                                         -------
         Total .............................................             $41,409
                                                                         =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Sections 721-726 of the New York Business Corporation Law empower a corporation to indemnify any person, made, or threatened to be made, a party to an action or proceeding, other than one by or in the right of the corporation, whether civil or criminal, by reason of the fact that he or she was a director or officer of the corporation or served such corporation in any capacity. A corporation is empowered to indemnify such director or officer against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, if such director or officer acted, in good faith, for a purpose which he or she reasonably believed to be in the best interest of the corporation and, in criminal actions or proceedings, had no reasonable cause to believe that his or her conduct was unlawful.

         InKine's certificate of incorporation provides that the directors of InKine shall not be liable for damages for any breach of duty as directors, except that a director shall be liable if a judgment or other final adjudication adverse to such director establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, or that he personally gained a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the New York Business Corporation Law.


         InKine's bylaws provide that InKine shall indemnify and hold harmless the directors and officers of InKine to the fullest extent currently authorized by the New York Business Corporation Law. These provision indemnify these persons against all expenses, liabilities, and losses that are reasonably incurred or suffered. Further, the bylaws provide that InKine advance expenses to persons eligible for indemnification. In addition, the bylaws authorize InKine to maintain insurance to protect itself and any director or officer of InKine against any expense, liability, or loss, whether or not InKine would have the power to indemnify these persons against such expense, liability, or loss under the New York Business Corporation Law.

ITEM 16. EXHIBITS.

         The following is a list of exhibits filed as part of the registration statement:

No.      Title
---      -----

*4.1 Purchase Agreement dated September 20, 1999 between InKine and certain Investors listed on the signature page thereto.

*4.2 Registration Rights Agreement dated September 20, 1999 between InKine and certain Investors listed on the signature page thereto.

*4.3 Form of Common Stock Purchase Warrant (In accordance with Item 601 of Regulation S-K, similar warrants granted to the selling shareholders have not been filed because they are identical in all material respects except for the number of warrants granted to each selling shareholder.)


**5 Opinion of Saul, Ewing, Remick & Saul LLP as to the legality of the securities registered hereunder.


23.1     Consent of KPMG LLP.

23.2     Consent of Richard A. Eisner & Company, LLP.


**23.3   Consent of Saul, Ewing, Remick & Saul LLP (included in Exhibit 5).


*24      Power of Attorney (contained on signature page of initial filing).

----------

* Filed as an Exhibit to the Registrant's registration statement on Form S-3 (File No. 333-89365) filed on October 20, 1999, and incorporated herein by reference.


** FILED AS AN EXHIBIT TO AMENDMENT NO. 1 TO THE REGISTRANT'S REGISTRATION STATEMENT ON FORM S-3 (FILE NO. 333-89365) FILED ON DECEMBER 21, 1999, AND INCORPORATED HEREIN BY REFERENCE.


ITEM 17. UNDERTAKINGS.

         A.       Rule 415 Offering

                  The undersigned Registrant hereby undertakes:

                      (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                      (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B.       Filing Incorporating Subsequent Exchange Act Documents By
                  Reference.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C.       Request for Acceleration of Effective Date

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         D.       Incorporated Annual and Quarterly Reports

         The undersigned registrant hereby undertakes to deliver or cause to be delivered with this prospectus, to each person to whom this prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in this prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in this prospectus, to deliver, or cause to be delivered to each person to whom this prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in this prospectus to provide such interim financial information.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blue Bell, Commonwealth of Pennsylvania, on January 20, 2000.


                                   INKINE PHARMACEUTICAL
                                   COMPANY, INC.


                                   By: /s/ Leonard S. Jacob, M.D., Ph.D.
                                       ------------------------------------
                                       Leonard S. Jacob, M.D., Ph.D.
                                       Chairman and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


          Signature                               Title                                   Date
          ---------                               -----                                   ----
/s/ Leonard S. Jacob, M.D., Ph.D.                 Chairman and Chief                January 20, 2000
------------------------------------------        Executive Officer and
Leonard S. Jacob,  M.D., Ph.D.                    Director

/s/ Robert F. Apple                               Sr. Vice President and            January 20, 2000
------------------------------------------        Chief Financial Officer
Robert F. Apple                                   (principal financial and
                                                  accounting officer)

/s/ Robert F. Apple, Attorney-in-Fact             Sr. Vice President Clinical       January 20, 2000
------------------------------------------        Research and Regulatory
Martin Rose, M.D., J.D.                           Affairs

/s/ Robert F. Apple, Attorney-in-Fact             Director                          January 20, 2000
------------------------------------------
J.R. LeShufy

/s/ Robert F. Apple, Attorney-in-Fact             Director                          January 20, 2000
------------------------------------------
Steven B. Ratoff

/s/ Robert F. Apple, Attorney-in-Fact             Director                          January 20, 2000
------------------------------------------
Thomas P. Stagnaro

/s/ Robert F. Apple, Attorney-in-Fact             Director                          January 20, 2000
------------------------------------------

Robert A. Vukovich, Ph.D.

/s/ Robert F. Apple, Attorney-in-Fact             Director                          January 20, 2000
------------------------------------------
Jerry Weisbach, Ph.D.

                                  EXHIBIT INDEX

          No.              Title
          ---              -----

         23.1              Consent of KPMG LLP.

         23.2              Consent of Richard A. Eisner & Company, LLP.